Appendix A to Amended and Restated Operating Expenses Agreement

(Effective July 29, 2021)

Fund	Class M Operating Expense Limit (1)	Class I Operating Expense Limit	Admin. Class Operating Expense Limit (1)	Plan Class Operating Expense Limit	Class I-2 Operating Expense Limit

Metropolitan West Total Return Bond Fund	0.70%	0.49%	0.90%	0.39%	0.54%

Metropolitan West Low Duration Bond Fund	0.63%	0.44%	0.83%	N/A	N/A

Metropolitan West Ultra Short Bond Fund	0.50%	0.34%	N/A	N/A	N/A

Metropolitan West AlphaTrak 500 Fund	0.90%	N/A	N/A	N/A	N/A

Metropolitan West High Yield Bond Fund	0.85%	0.60%	N/A	N/A	N/A

Metropolitan West Intermediate Bond Fund	0.70%	0.49%	N/A	N/A	N/A

Metropolitan West Strategic Income Fund	1.04%	0.80%	N/A	N/A	N/A

Metropolitan West Unconstrained Bond Fund	1.04%	0.80%	N/A	0.70%	N/A

Metropolitan West Floating Rate Income Fund	0.90%	0.70%	N/A	0.60%	N/A

Metropolitan West Investment Grade Credit Fund	0.70%	0.49%	N/A	N/A	N/A

Metropolitan West Corporate Bond Fund	0.75%	0.50%	N/A	N/A	N/A

Metropolitan West Flexible Income Fund	0.80%	0.55%	N/A	N/A	N/A

Metropolitan West ESG Securitized Fund	0.70%	0.49%	N/A	N/A	N/A

Metropolitan West Opportunistic High Income Credit Fund	0.85%	0.60%	N/A	N/A	N/A

(1) Includes Rule 12b-1 fees paid by Class M and Administrative shares of the Funds. There are no Rule 12b-1 fees assessable for Class I, Class I-2 or Plan Class shares of the Funds.

METROPOLITAN WEST FUNDS		METROPOLITAN WEST ASSET MANAGEMENT, LLC

By:		By:

Title:	Vice President and Assistant Secretary	Title:	Senior Vice President, Associate General Counsel and Assistant Secretary